Exhibit 10.2

10.2 Amended and Restated Secured Promissory Note in the face amount of $20,931,076.84. dated March 6, 2023, issued by Orbital Infrastructure Group, Inc. to Streeterville Capital, LLC.

AMENDED AND RESTATED SECURED PROMISSORY NOTE

Up to $20,931,076.84	March 6, 2023

FOR VALUE RECEIVED, ORBITAL INFRASTRUCTURE GROUP, INC., a Texas corporation (“Orbital”), and Gibson Technical Services, Inc., a Georgia corporation (“Gibson” and, together with Orbital, the “Borrower”), promises to pay in lawful money of the United States of America to the order of STREETERVILLE CAPITAL, LLC, a Utah limited liability company, or its successors or assigns (“Lender”), the principal sum of up to $20,931,076.84, or such portion thereof advanced by Lender to Borrower (“Draws”, as defined below), which Draws, excluding the Draws funded by Lender under the Original Note (as defined below) prior to the date hereof (the “Prior Draws”), shall not exceed $13,800,000.00 (the “Maximum Draw Amount”), together with all other amounts due under this Amended and Restated Secured Promissory Note (this “Note”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the A&R LOC Agreement (as defined below). Certain other capitalized terms used herein are defined in Attachment 1 attached hereto and incorporated herein by this reference.

This Note amends, restates, replaces and supersedes, in its entirety, that certain Secured Promissory Note in the original principal amount of up to $16,075,000.00 (the “Original Note”) that was previously issued to Lender by Borrower on February 1, 2023, pursuant to that certain Forbearance and Line of Credit Agreement by and between Borrower and Lender on the same date. This Note is issued on March 6, 2023 (the “Restatement Date”) pursuant to that certain Amended and Restated Forbearance and Line of Credit Agreement by and between Borrower and Lender of the same date (the “A&R LOC Agreement”) in replacement of and substitution for, and not as a novation or satisfaction of the Original Note.

This Note carries an OID of up to $1,263,500.00, of which $297,500.00 is fully earned as of the Restatement Date. In addition, Borrower agrees to pay a restructuring fee of $1,458,490.30 (the “Restructuring Fee”), which is fully earned as of the Restatement Date. Moreover, Borrower incurred interest under the Original Note prior to the Restatement Date totaling $19,491.74 (the “Prior Interest”). The OID, the Restructuring Fee and the Prior Interest are all included initial principal balance of this Note.

1.    Payment; Etc.

1.1.    Payment. The Outstanding Balance shall be repaid on or before June 30, 2023 (the “Due Date”); provided that no Draws may be advanced to Borrower after June 27, 2023. Borrower will make all payments of sums due hereunder to Lender at Lender’s address set forth in the A&R LOC Agreement, or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs and late charges, then to accrued interest and finally to principal.

1.2.    Draws. Borrower acknowledges the Prior Draws totaled $4,250,000.00. Lender and Borrower are parties to that certain Escrow Agreement dated as of the Restatement Date (the “Escrow Agreement”) whereby, among other things, Lender shall place into escrow the Maximum Draw Amount as of the Restatement Date and agrees that Escrow Agent (as defined in the Escrow Agreement) shall release Draws to Gibson in accordance with the funding schedule attached hereto as Exhibit A (the “Funding Schedule”), subject only to the Draw Conditions, as set forth and defined in Section 1.3 below. The first Draw shall be released on March 6, 2023, in the amount of $1,500,000.00 (the “First Draw”). The Escrow Agent shall fund each draw amount (each, a “Draw Amount”) from the Escrow Account only to a bank account owned and controlled by Gibson and only (i) upon the receipt by Escrow Agent of a duly executed certificate from each Borrower which (a) certifies that such Borrower has met all Draw Conditions prior to the disbursement of each Draw Amount in the amount and on the date set forth on the Funding Schedule, and (b) requests an amount equal to or less than the maximum allotted Draw Amount for the relevant draw date, or (ii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either of the Borrowers or the Lender, that instructs the Escrow Agent as to the distribution of some or all of the Escrow Amount.

1.3.    Draw Conditions. The following shall be preconditions to each Draw Amount being funded: (i) neither of the Borrowers have filed for bankruptcy protection, sought the appointment of a receiver, or taken any action that would result in the dissolution or winding up of either of OIG or Gibson; (ii) the creditors of either OIG or Gibson have not filed an involuntary bankruptcy petition or sought the appointment of a receiver, which petition or request for appointment has remained in force for a period of more than fifteen (15) days; (iii) Gibson has net working capital in an amount sufficient to fund its operations in the ordinary course of business; (iv) the Company has not authorized any lien or pledge to be attached to either the stock or assets of OIG, Gibson or any of OIG’s affiliates that did not exist as of February 1, 2023, except for increases of outstanding balances in the ordinary course of business solely in accordance with financing agreements already in place as of such date (and to the extent such unauthorized lien or pledge has been attached, the Company will exercise commercially reasonable efforts, in good faith, to have such lien or pledge removed) (each of (i) through (iv), a “Draw Condition,” collectively the “Draw Conditions”).

1.4.    Prepayment Premium. Borrower may pay all or any portion of the Outstanding Balance earlier than it is due; provided that in the event Borrower elects to prepay all or any portion of the Outstanding Balance, it shall pay to Lender one hundred fifteen percent (115%) of the portion of the Outstanding Balance Borrower elects to prepay. Early payments of less than all principal, fees and interest outstanding will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s remaining obligations hereunder.

1.5.    Debt Reduction Amount. Beginning in the month of March 2023 and for each of the following three (3) calendar months thereafter, Borrower will be obligated to reduce the aggregate outstanding balance owing by Borrower to Lender under the Outstanding Notes (as defined in the A&R LOC Agreement) by $2,500,000.00 (the “Debt Reduction Amount”) per month. The parties agree that in the event Borrower fails to reduce the aggregate outstanding balance under the Outstanding Notes by the Debt Reduction Amount in a given month during the applicable period, then Lender’s sole and exclusive remedy shall be to receive, as liquidated damages, a two- and one-half percent (2.5%) increase to the Outstanding Balance of this Note for such month, which amount shall be added automatically to the Outstanding Balance at such time. For the avoidance of doubt, failure to reduce the outstanding balance of the Outstanding Notes by the Debt Reduction Amount in a given month will not be considered a Trigger Event hereunder. For the further avoidance of doubt, this Section 1.5 is not merged or integrated with any similar provision in other prior transaction documents involving Borrower and Lender, nor are any similar provisions in any prior transaction documents involving Borrower and Lender merged or integrated with this Section 1.5. All such provisions remain as a separate and continuing obligations.

1.6.    Mandatory Prepayment. Borrower covenants and agrees to make a mandatory prepayment to Lender equal to fifty percent (50%) of the Outstanding Balance on April 1, 2023.

1.7.    Interest. Interest will accrue on Outstanding Balance at the rate of nine percent (9%) per annum. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, shall compound daily and shall be payable in accordance with the terms of this Note.

1.8.    OID. A pro rata portion of the OID will be added to the Outstanding Balance and become fully earned each time a Draw is funded hereunder.

1.9.    Milestone Events. In the event Borrower fails to achieve any of the events set forthon Exhibit B (each, a “Milestone Event”) by the applicable milestone deadline also set forth on Exhibit B (each, a “Milestone Deadline”), then for each such failure, the outstanding balance of this Note shall increase by an amount equal to the aggregate outstanding balances of (i) the First Forbearance Note (as defined in the A&R LOC Agreement), (ii) this Note, and (iii) the Third Forbearance Note (as defined in the A&R LOC Agreement), immediately prior to such failure multiplied by one percent (1.0%) and shall be fully earned as of the date of each such failure.

2.    Security. This Note is secured by: (a) those certain Security Agreements dated December 9, 2022 by and between Orbital and Lender, Lender and Orbital Power, Inc. a Texas corporation (“OPI”), Lender and Gibson, Lender and IMMCO, Inc., a Georgia corporation (“IMMCO”), Lender and Coax Fiber Solutions, Inc., a Georgia corporation (“Coax”), Lender and Full Moon Telecom, LLC, a Florida limited liability company (“Full Moon”), and Lender and Orbital Solar Services, LLC, a North Carolina limited liability company (“OSS”), each as the same may be amended from time to time (the “Security Agreements”), whereby Borrower and its aforementioned affiliates granted a security interest in all of their assets in favor of Lender to secure the performance of certain obligations owed to Lender, as more specifically set forth in the Security Agreements, all the terms and conditions of which are hereby incorporated into and made a part of this Note; (b) those certain Equity Interest Pledge Agreements dated December 9, 2022 by and between Borrower and Lender, and Lender and Gibson, as each may be amended from time to time (the “Pledge Agreements”), whereby Borrower and Gibson pledged all of their right, title and interest in and to their stock and limited liability company interests in various Subsidiaries (as defined in the Pledge Agreements) to secure the performance of certain obligations owed to Lender, as more specifically set forth in the Pledge Agreements, all the terms and conditions of which are hereby incorporated into and made a part of this Note; and (c) those certain Guaranties dated December 9, 2022 by and between Lender and OPI, Lender and Gibson, Lender and IMMCO, Lender and Coax, Lender and Full Moon, Lender and OPI, and Lender and OSS, each as the same by amended from time to time, the (“Guaranties”),whereby the aforementioned affiliates agreed to guarantee the  performance of certain obligations owed to by Borrower to Lender, as more specifically set forth in the Guaranties, all the terms and conditions of which are hereby incorporated into and made a part of this Note.

3.    INTENTIONALLY LEFT BLANK.

4.    Trigger Events; Defaults; Remedies.

4.1.    Trigger Events. The following are trigger events under this Note (each, a “Trigger Event”): (a) Borrower fails to pay any principal, interest, fees, charges, or any other amount when due and payable hereunder; (b) a receiver, trustee or other similar official shall be appointed over Borrower or a material part of its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days; (c) Borrower becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any; (d) Borrower makes a general assignment for the benefit of creditors; (e) Borrower files a petition for relief under any bankruptcy, insolvency or similar law (domestic or foreign); (f) an involuntary bankruptcy proceeding is commenced or filed against Borrower; (g) the occurrence of a Fundamental Transaction without Lender’s prior written consent; (h) Borrower fails to observe or perform any covenant set forth in Section 4 of the A&R LOC Agreement; (i) failure to seek the Approval (as defined below) in accordance with the provisions of Section 7 below; (j) Borrower or any pledgor, trustor, or guarantor of this Note defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement of Borrower or such pledgor, trustor, or guarantor contained herein or in any other Transaction Document (as defined in the A&R LOC Agreement), other than those specifically set forth in this Section 4.1 and Section 4 of the A&R LOC Agreement; (k) any representation, warranty or other statement made or furnished by or on behalf of Borrower or any pledgor, trustor, or guarantor of this Note to Lender herein, in any Transaction Document, or otherwise in connection with the issuance of this Note is false, incorrect, incomplete or misleading in any material respect when made or furnished; (l) Borrower effectuates a reverse split of its Common Stock without twenty (20) Trading Days prior written notice to Lender; (m) any money judgment, writ or similar process is entered or filed against Borrower or any subsidiary of Borrower or any of its property or other assets for more than $500,000.00, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) calendar days unless otherwise consented to by Lender; or (n) Borrower, any affiliate of Borrower, or any pledgor, trustor, or guarantor of this Note breaches any covenant or other term or condition contained in any Other Agreements.

4.2.    Trigger Event Remedies. At any time following the occurrence of any Trigger Event, Lender may, at its option, increase the Outstanding Balance by applying the Trigger Effect (subject to the limitation set forth below).

4.3.    Defaults. At any time following the occurrence of a Trigger Event, Lender may, at its option, send written notice to Borrower demanding that Borrower cure the Trigger Event within five (5) Trading Days. If Borrower fails to cure the Trigger Event within the required five (5) Trading Day cure period, the Trigger Event will automatically become an event of default hereunder (each, an “Event of Default”).

4.4.    Default Remedies. At any time and from time to time following the occurrence of any Event of Default, Lender may accelerate this Note by written notice to Borrower, with the Outstanding Balance becoming immediately due and payable in cash at the Mandatory Default Amount. Notwithstanding the foregoing, upon the occurrence of any Trigger Event described in clauses (b), (c), (d), (e) or (f) of Section 4.1, an Event of Default will be deemed to have occurred and the Outstanding Balance as of the date of the occurrence of such Trigger Event shall become immediately and automatically due and payable in cash at the Mandatory Default Amount, without any written notice required by Lender for the Trigger Event to become an Event of Default. At any time following the occurrence of any Event of Default, upon written notice given by Lender to Borrower, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of twenty-two percent (22%) per annum or the maximum rate permitted under applicable law (“Default Interest”). In connection with acceleration described herein, Lender need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and Lender may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Lender at any time prior to payment hereunder and Lender shall have all rights as a holder of the Note until such time, if any, as Lender receives full payment pursuant to this Section 4.4. No such rescission or annulment shall affect any subsequent Trigger Event or Event of Default or impair any right consequent thereon.

5.    Unconditional Obligation; No Offset. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make the payments called for herein in accordance with the terms of this Note.

6.    Waiver. No waiver of any provision of this Note shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

7.    Issuance Cap. Notwithstanding anything to the contrary contained in this Note or any other documents, instruments or agreements between Borrower and Lender, Borrower and Lender agree that the total cumulative number of shares of Common Stock issued to Lender in connection with the Outstanding Notes and any other documents, instruments or agreements may not exceed the requirements of Nasdaq Listing Rule 5635(d) (the “Issuance Cap”), except that such limitation will not apply following Approval (defined below). At such time as Borrower reaches the Issuance Cap, so as not to violate the 20% limit established in Listing Rule 5635(d), Borrower will use its best efforts to obtain stockholder approval of the issuance of Common Stock to repay the Note and the other notes outstanding by Borrower in favor of Lender, in accordance with the requirements of Nasdaq Listing Rule 5635(d) (the “Approval”). If Borrower fails to obtain the Approval on the first attempt, Borrower will continue seeking shareholder Approval at every shareholder meeting thereafter until the Approval is obtained. For the avoidance of doubt, failure to obtain the Approval will not be considered an Event of Default hereunder, but the failure to seek the Approval would be considered an Event of Default hereunder.

8.    Governing Law; Venue. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah. The provisions set forth in the A&R LOC

Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

9.    Arbitration of Disputes. By its issuance or acceptance of this Note, each party agrees to be bound by the Arbitration Provisions (as defined in the A&R LOC Agreement) set forth as an exhibit to the A&R LOC Agreement.

10.    Cancellation. After repayment of the entire Outstanding Balance, this Note shall be deemed paid in full, shall automatically be deemed canceled, and shall not be reissued.

11.    Amendments. The prior written consent of both parties hereto shall be required for any change or amendment to this Note.

12.    Assignments. Borrower may not assign this Note without the prior written consent of Lender. This Note may be offered, sold, assigned or transferred by Lender to any of its affiliates without the consent of Borrower, so long as such transfer is in accordance with applicable federal and state securities laws.

13.    Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the subsection of the A&R LOC Agreement titled “Notices.”

14.    Liquidated Damages. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates, future share prices, future trading volumes and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, Default Interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages.

15.    Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of Borrower and Lender to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

16.    Joint and Several Liability. Both Orbital and Gibson are jointly and severally liable for all liabilities, amounts and obligations hereunder and a breach, Default, Trigger Event, or failure to observe any obligation, covenant, commitment or duty by one is deemed also to have been committed by the other.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the Restatement Date.

BORROWER: Orbital Infrastructure Group, Inc.

By:
Name:	James F. O’Neil
Title:	Chief Executive Officer

Gibson Technical Services, Inc.

By:
Name:	James F. O’Neil
Title:	Director

ACKNOWLEDGED, ACCEPTED AND AGREED:

LENDER:

STREETERVILLE CAPITAL, LLC

By:
John M. Fife, President

[Signature Page to Secured Promissory Note]

EXHIBIT A

FUNDING SCHEDULE

Date	Maximum Draw Amount
3/6/2023	$1,500,000.00*
3/14/2023	$1,500,000.00
3/21/2023	$1,000,000.00
3/28/2023	$1,000,000.00
4/4/2023	$1,000,000.00
4/11/2023	$1,000,000.00
4/18/2023	$1,000,000.00
4/25/2023	$1,000,000.00
5/2/2023	$1,000,000.00
5/9/2023	$1,000,000.00
5/16/2023	$1,000,000.00
6/6/2023	$900,000.00
6/27/2023	$900,000.00

*To be transmitted from Lender directly to Gibson

EXHIBIT B

MILESTONE EVENTS AND MILESTONE DEADLINES

Milestone Events	Milestone Deadlines
Open sale process to 3rd party buyers for Gibson and Front Line Power Construction, LLC, a Texas limited liability company (“Front Line”), by distributing CIM and opening data-room access	March 31, 2023
Receive binding bids for sale of Gibson and Front Line	May 26, 2023
Entering into of purchase and sale agreements for sale of Gibson and Front Line	June 16, 2023

ATTACHMENT 1

DEFINITIONS

For purposes of this Note, the following terms shall have the following meanings:

A1. “Fundamental Transaction” means that (a) (i) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consolidate or merge with or into (whether or not Borrower or any of its subsidiaries is the surviving corporation) any other person or entity, or (ii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other person or entity, or (iii) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, allow any other person or entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the person or persons making or party to, or associated or affiliated with the persons or entities making or party to, such purchase, tender or exchange offer), or (iv) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other person or entity whereby such other person or entity acquires more than 50% of the outstanding shares of voting stock of Borrower (not including any shares of voting stock of Borrower held by the other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock or share purchase agreement or other business combination), or (v) Borrower or any of its subsidiaries shall, directly or indirectly, in one or more related transactions, reorganize, recapitalize or reclassify the Common Stock, other than an increase in the number of authorized shares of Borrower’s Common Stock, or reverse splits of its outstanding and authorized shares of Common Stock to meet Nasdaq listing requirements or (b) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding voting stock of Borrower.

A2. “Major Trigger Event” means any Trigger Event occurring under Sections 4.1(a) - 4.1(i).

A3. “Mandatory Default Amount” means the Outstanding Balance following the application of the Trigger Effect.

A4. INTENTIONALLY LEFT BLANK.

A5. “Minor Trigger Event” means any Trigger Event that is not a Major Trigger Event.

A6. “OID” means an original issue discount.

A7. “Other Agreements” means, collectively, (a) all existing and future agreements and instruments between, among or by Borrower (or an affiliate), on the one hand, and Lender (or an affiliate), on the other hand, and (b) any financing agreement or a material agreement that affects Borrower’s ongoing business operations.

A8. “Outstanding Balance” means as of any date of determination, the sum of any Prior Draws funded, the First Draw, plus any Draw Amount funded, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, offset, or otherwise, plus the portion of the OID that becomes fully earned, the Restructuring Fee, accrued but unpaid interest, collection and enforcements costs (including attorneys’ fees) incurred by Lender, transfer, stamp, issuance and similar taxes and fees incurred under this Note.

A9. “Trigger Effect” means multiplying the Outstanding Balance as of the date the applicable Trigger Event occurred by (a) fifteen percent (15%) for each occurrence of any Major Trigger Event, or (b) five percent (5%) for each occurrence of any Minor Trigger Event, and then adding the resulting product to the Outstanding Balance as of the date the applicable Trigger Event occurred, with the sum of the foregoing then becoming the Outstanding Balance under this Note as of the date the applicable Trigger Event occurred; provided that the Trigger Effect may only be applied three (3) times hereunder with respect to Major Trigger Events and three (3) times hereunder with respect to Minor Trigger Events. For avoidance of doubt, the Trigger Effect shall be fully earned and applied to the Outstanding Balance as of the date that any applicable Trigger Event occurs.

A10. “Trading Day” means any day on which Nasdaq (or such other principal market for the Common Stock) is open for trading.